Exhibit 99.1

151 Farmington Avenue Hartford, Conn. 06156	Media Contact: Fred Laberge 860-273-4788 labergear@aetna.com Investor Contact: David W. Entrekin 860-273-7830 entrekind@aetna.com

News Release

AETNA REPORTS THIRD QUARTER 2004 RESULTS

•	Operating earnings of $1.84 per share, $1.75 per share excluding favorable reserve development, compared with Thompson/First Call mean of $1.73, a 38 percent increase over the prior-year quarter

•	Income from continuing operations of $1.92 per share, a 42 percent increase over the prior-year quarter

•	Net income of $8.21 per share, reflecting previously announced tax refund and favorable tax adjustments

•	Third-quarter medical membership increase of 131,000 to approximately 13.6 million

•	Full-year 2004 operating earnings per share guidance raised to $7.00 from earlier range of $6.75 to $6.85

•	Preliminary full-year 2005 operating earnings per share projected to be approximately $8.40, an increase of 20 percent over 2004 guidance, with projected 2005 full-year net medical membership growth of 700,000 to 800,000

HARTFORD, Conn., October 28, 2004 — Aetna (NYSE: AET) today announced third-quarter operating earnings of $1.84 per share. Operating earnings, excluding favorable reserve development, were $1.75 per share, an increase of 38 percent compared to the prior year. Favorable reserve development was approximately $22 million, before tax, or $14 million, after tax. The increase in operating earnings primarily reflects growth in revenues from increased premiums and fees, higher membership levels and continued general and administrative expense efficiencies. Operating earnings exclude net realized capital gains and other items.1

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Income from continuing operations for the quarter was $1.92 per share compared to $1.35 per share in the prior-year quarter. Third-quarter net income was $8.21 per share, reflecting the previously announced $740 million tax refund and favorable tax reserve adjustments of $250 million2 related to discontinued operations.

Quarterly Financial Results at a Glance
Three Months Ended

	Sept. 30, 2004	Sept. 30, 2003	Change
Total revenues	$5.0 billion	$4.5 billion	13%

Operating earnings*	$289.5 million	$207.1 million	40%

Income from continuing operations	$302.3 million	$215.9 million	40%

Net income	$1.292 billion	$215.9 million

Per share results:
Operating earnings*	$1.84	$1.29	43%
Favorable development of prior-period health care cost estimates	(0.09)	(0.02)

Operating earnings, excluding development*	$1.75	$1.27	38%

Income from continuing operations	$1.92	$1.35	42%
Income from discontinued operations**	6.29	—

Net income	$8.21	$1.35

* For full description of operating earnings and per share operating earnings, refer to footnote 1 at the end of the press release.

** Refer to footnote 2 at the end of the press release.

“Aetna’s strong results reflect our sustained progress in achieving growth in membership, revenue and earnings,” said John W. Rowe, M.D., chairman and CEO. “We increased our medical membership by 131,000 in the third quarter to approximately 13.6 million. For the year, we have added 568,000 net new medical members and we are solidly on track to meet our projections of between 600,000 and 750,000 net new members for 2004. In addition, our top-line revenue growth was strong, increasing 13 percent from the year-ago period to $5 billion.

“We continued our disciplined capital management strategy in the quarter, which included repurchasing 8.3 million shares, demonstrating our commitment to shareholders. We also

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announced an agreement to acquire Strategic Resource Company, one of the largest providers of benefits to part-time and hourly workers, for $250 million, as well as a joint venture with Priority Healthcare to develop a specialty pharmacy operation and facility to serve Aetna’s members.

“In light of our strengthened capital position, we believe it is important now to make some other valuable investments in our Company. So, in addition to repurchasing shares, we have made a $310 million voluntary contribution to strengthen the pension plan for our employees and retirees and we expect to make a voluntary contribution of $45 million to the Aetna Foundation in the fourth quarter.3”

“As a result of our strong third-quarter performance and our solid outlook for the balance of 2004, we are increasing our full-year operating earnings guidance to $7.00 per share from our prior range of $6.75 to $6.85 per share,”3 Rowe said.

“Our level of new business activity for 2005 is very promising,” said Aetna President Ronald A. Williams. “We are projecting net medical membership growth of 700,000 to 800,000 for 2005, with approximately 450,000 additional members in the first quarter. These projections reflect a solid selling season primarily in the National Account market as well as the larger end of Middle Market accounts. We anticipate an increase in operating earnings per share for 2005 of 20 percent, to approximately $8.40, over the full-year 2004 guidance.”3

Health Care results

Health Care, which provides a full range of insured and self-insured medical, dental, pharmacy and behavioral health products and services, reported:

•	Operating earnings of $268.1 million in the third quarter of 2004, compared with $179.3 million in the third quarter of 2003. Excluding favorable reserve development of approximately $14 million, after tax, in the third quarter of 2004 and $3 million, after tax, in the third quarter of 2003, operating earnings increased 44 percent to $254.1 million in the third quarter of 2004, from $176.3 million in the third quarter of 2003. This increase was due to higher revenue from increased premiums and fees and higher medical membership, combined with a decrease in general and administrative expenses.

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•	Net income of $275.1 million in the third quarter of 2004, compared with $182.3 million in the third quarter of 2003.

•	A Commercial Risk Medical Cost Ratio (MCR) of 79.2 percent in the third quarter of 2004, compared with 78.2 percent in the third quarter of 2003, excluding favorable reserve development for the third quarter of 2004. Including development, the Commercial Risk MCR was 78.6 percent in the third quarter of 2004. There was no significant Commercial Risk reserve development in the third quarter of 2003.

•	A Medicare MCR of 87.0 percent in the third quarter of 2004, compared with 88.0 percent in the third quarter of 2003, excluding favorable reserve development in both periods. Including development, the Medicare MCR was 86.2 percent in the third quarter of 2004, compared with 85.8 percent in the third quarter of 2003.

•	Total medical membership of 13.570 million at September 30, 2004, compared with 13.439 million at June 30, 2004, an increase of 131,000 members. Third quarter dental membership increased sequentially by 208,000 to 11.636 million and pharmacy membership increased by 175,000 to 8.323 million from June 30, 2004.

•	Total revenues in the third quarter of 2004 increased 14 percent to $4.4 billion from $3.8 billion in the third quarter of 2003.

Group Insurance results

Group Insurance, which includes group life, disability and long-term care products, reported:

•	Operating earnings of $30.5 million in the third quarter of 2004, compared with $33.4 million in the third quarter of 2003, reflecting a higher overall benefit cost ratio.

•	Net income of $34.1 million in the third quarter of 2004, compared with $38.8 million in the third quarter of 2003.

•	Total Group membership of 13.287 million at September 30, 2004, compared with 12.594 million at June 30, 2004, an increase of 693,000 members.

•	Total revenues in the third quarter of 2004 of $492.2 million, compared with $448.0 million in the third quarter of 2003.

Large Case Pensions results

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Large Case Pensions, which manages a variety of discontinued and other retirement and savings products primarily for defined benefit and defined contribution plan customers, reported:

•	Operating earnings of $7.7 million in the third quarter of 2004, compared with $11.0 million in the third quarter of 2003. Results were lower primarily due to lower investment income on invested assets, consistent with the expected decline in general account liabilities and a lower level of partnership income.

•	Net income of $9.9 million in the third quarter of 2004, compared with $11.4 million in the third quarter of 2003.

Total Company results

•	Total Revenues. Revenues were $5.0 billion in the third quarter of 2004, an increase of 13 percent from $4.5 billion in the third quarter of 2003. The growth in revenue reflects premium and fee rate increases and a higher level of membership, which resulted in an increase of 14.5 percent in premiums and 8.7 percent in fees.

•	Total Operating Expenses. Total operating expenses, which include selling and general and administrative expenses, were $989.7 million in the third quarter of 2004, compared with $985.7 million in the third quarter of 2003. General and administrative expenses declined by $37.6 million due to ongoing expense initiatives. Selling expenses associated with new membership increased by $41.6 million.

•	Corporate Interest expense was $16.8 million, after tax, in the third quarter of 2004, compared with $16.6 million in the third quarter of 2003.

•	Income from continuing operations. Aetna reported income from continuing operations of $302.3 million in the third quarter of 2004, compared with $215.9 million in the third quarter of 2003.

•	Net income. Aetna reported net income of $1.292 billion in the third quarter of 2004, compared with $215.9 million in the third quarter of 2003, reflecting the previously announced $740 million tax refund and favorable tax reserve adjustments of $250 million[2] related to discontinued operations.

•	Pretax operating margin[4], excluding development, improved to 9.3 percent in the third quarter of 2004 from 8.0 percent in the third quarter of 2003. The after-tax operating margin, which represents income from continuing operations divided by total revenue,

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was 6.0 percent in the third quarter of 2004, compared with 4.8 percent in the third quarter of 2003.

A live audio webcast of the third-quarter results conference call will begin at 8:30 a.m. ET today. The public may access the conference call through a live audio webcast available on Aetna’s Internet Investor Information link at www.aetna.com. Financial, statistical and other information related to the conference call, including additional GAAP reconciliations, will be available on Aetna’s Investor Information site.

The conference call also can be accessed by dialing 888-202-2422, or 913-981-5592 for international callers. The Company suggests participants dial in approximately 10 minutes prior to the call. Individuals who dial in will be asked to identify themselves and their affiliations.

A replay of the call may be accessed through Aetna’s Investor Information link on the Internet at www.aetna.com or by dialing 888-203-1112, or 719-457-0820 for international callers. The replay access code is 821374. Telephone replays will be available from 11:30 a.m. ET on October 28 until midnight ET on November 4.

As one of the nation’s leading providers of health care, dental, pharmacy, group life, disability and long-term care benefits, Aetna puts information and helpful resources to work for its approximately 13.6 million medical members, 11.6 million dental members, 8.3 million pharmacy members and 13.3 million group insurance members to help them make better informed decisions about their health care and protect their finances against health-related risks. Aetna provides easy access to cost-effective health care through a nationwide network of more than 646,000 health care professionals, including over 385,000 primary care and specialist doctors and 3,908 hospitals. For more information, please visit www.aetna.com. (Figures as of September 30, 2004)

1 Operating earnings exclude net realized capital gains from income from continuing operations. Although excluded items may recur, management believes that operating earnings and operating earnings per share provide a useful comparison of its underlying business performance from period to period. Management uses operating earnings to assess business performance and to make decisions regarding its operations and allocation of resources among its businesses. Operating earnings is also the measure reported to the Chief Executive Officer for these purposes. Realized capital gains arise from various types of transactions primarily in the course of managing a portfolio of assets that support the payment of liabilities, but these transactions do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of the Company’s business operations. Operating earnings for the nine months ended September 30, 2003 also exclude an other item related to the settlement of a

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physician class action lawsuit of approximately $75 million, after tax ($115.4 million pretax). Management believes this settlement was not in the ordinary course of business and its impact does not reflect underlying 2003 business performance.

The Company also displays certain metrics (e.g., medical cost ratios, operating earnings, operating earnings per share and pretax operating margins) excluding changes to prior-period health care cost estimates. Each quarter, the Company re-examines previously established health care cost payable estimates based on actual claim submissions and other changes in facts and circumstances. Decreases (increases) in prior periods’ estimates represent the effect of favorable (unfavorable) development of prior-period health care cost estimates on current-period results of operations, at each financial statement date. The Company believes excluding changes to prior-period health care cost estimates better reflects the underlying current-period health care costs.

For a reconciliation of these items to financial measures calculated under accounting principles generally accepted in the United States of America (GAAP), refer to the tables on pages 9 to 13 of this release.

2 On July 8, 2004, the Company was notified that the Congressional Joint Committee on Taxation approved a tax refund of approximately $740 million after tax, including interest, relating to businesses that were sold in the 1990s by the Company’s predecessor. The Company received approximately $666 million of the tax refund during the third quarter of 2004 and expects to receive the remaining refund in 2004 and 2005. The refund was recorded as income from discontinued operations. This approval also finalized the Internal Revenue Service’s audit of the Company’s tax returns for the years 1991 through 2001. As a result of the resolution of these audits, the Company also recorded favorable adjustments of $250 million to existing tax liabilities as income from discontinued operations.

3 Projected operating earnings per share for full-year 2004 exclude $33.5 million of net realized capital gains for the nine months ended September 30, 2004 and projected operating earnings per share for full-year 2004 and 2005 also exclude any future net realized capital gains or losses. The Company is not able to project the amount of future net realized capital gains or losses and cannot therefore reconcile projected full-year 2004 and 2005 operating earnings to projected income from continuing operations or to the projected change in income from continuing operations. The projected operating earnings per share for full-year 2004 also exclude approximately $27 million, after tax, of favorable development of prior-period health care cost estimates for the first quarter of 2004, approximately $18 million, after tax, of favorable development of prior-period health care cost estimates and approximately $7 million, after tax, of unfavorable prior-period mortality development for the second quarter of 2004, and approximately $14 million, after tax, of favorable development of prior-period health care cost estimates for the third quarter of 2004. The Company believes excluding these reserve developments better reflects the underlying current-period health care costs and current and future benefits. Projected operating earnings per share for full-year 2004 also excludes a pre-funding of the Aetna Foundation of approximately $45 million pretax ($29 million after tax), or $0.19, after tax, per share, that the Company expects to make in the fourth quarter of 2004. This represents a voluntary contribution that is over and above the Company’s normal level of contributions for 2004. Projected operating earnings per share for full-year 2004 assume approximately 157 million weighted average diluted shares.

4 In order to provide useful information regarding profitability of the Company on a basis comparable to others in the industry, without regard to financing decisions, income taxes and amortization of other acquired intangible assets (each of which may vary for reasons not directly related to performance of the underlying business), the Company’s pretax operating margin excludes interest expense, income taxes and amortization of other acquired intangible assets. Management also uses pretax operating margin to assess its performance, including performance versus competitors. Operating earnings used in the pretax margin calculation also exclude the items noted in footnote 1. For reconciliation to operating margin calculated under GAAP, refer to the tables on page 12 of this release.

ADDITIONAL INFORMATION; CAUTIONARY STATEMENT — Certain information in this press release is forward looking, including our projections as to earnings and membership. Forward-looking information is based on management’s estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond Aetna’s control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management. Those risk factors include, but are not limited to: unanticipated increases in medical costs (including increased medical utilization, increased pharmacy costs, increases resulting from unfavorable changes in contracting or re-contracting with providers, changes in membership mix to lower-premium or higher-cost products or membership-adverse selection; as well as changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends); decreases in membership or failure to achieve desired membership growth due to significant competition or other factors; increases in medical costs or Group Insurance claims resulting from any acts of terrorism or otherwise; the ability to reduce administrative expenses while maintaining targeted levels of service and operating performance, and to improve relations with providers while taking actions to reduce medical costs; the ability to successfully implement Aetna’s new operating model to a projected growing membership base; lower levels of investment income from continued low interest rates; adverse government

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regulation (including legislative proposals eliminating or reducing ERISA pre-emption of state laws that would increase potential litigation exposure, and other proposals, such as patients’ rights legislation, that would increase potential litigation exposure or mandate coverage of certain health benefits); adverse pricing actions by government payors; changes in size, product mix and medical cost experience of membership in key markets; our ability to integrate, simplify, and enhance our existing information technology system and platform to keep pace with changing customer and regulatory needs; and the outcome of various litigation and regulatory matters, including litigation and ongoing reviews of business practices by various regulatory authorities (including the current industry wide investigation into insurance brokerage practices concerning broker compensation arrangements, bid quoting practices and potential antitrust violations being conducted by the New York Attorney General and the Connecticut Attorney General, and for which the Company has received and may receive subpoenas, and related litigation). For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna’s 2003 Annual Report on Form 10-K, on file with the Securities and Exchange Commission. You also should read Aetna’s 2003 Annual Report on Form 10-K and Aetna’s 2004 third quarter report on Form 10-Q when filed with the Securities and Exchange Commission for a discussion of Aetna’s historical results of operations and financial condition.

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Consolidated Statements of Income
($ in Millions)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2004	2003	2004	2003
Revenue:
Health care premiums	$3,786.6	$3,301.7	$10,992.4	$9,846.8
Other premiums	463.5	411.4	1,340.6	1,253.4
Administrative services contract fees	507.1	466.3	1,536.5	1,413.0
Net investment income	253.9	268.1	785.6	817.4
Other income	8.8	8.1	29.2	21.2
Net realized capital gains	19.6	13.5	51.5	49.8

Total revenue	5,039.5	4,469.1	14,735.8	13,401.6
Benefits and expenses:
Health care costs (1)	2,994.3	2,598.0	8,611.2	7,519.3
Current and future benefits	548.6	512.3	1,630.6	1,565.8
Operating expenses:
Selling expenses	178.0	136.4	511.1	423.6
General and administrative expenses (2)	811.7	849.3	2,441.6	2,707.6

Total operating expenses	989.7	985.7	2,952.7	3,131.2
Interest expense	25.9	25.6	76.6	77.0
Amortization of other acquired intangible assets	9.3	12.7	34.7	38.1

Total benefits and expenses	4,567.8	4,134.3	13,305.8	12,331.4

Income from continuing operations before income taxes	471.7	334.8	1,430.0	1,070.2
Income taxes	169.4	118.9	515.6	385.9

Income from continuing operations	302.3	215.9	914.4	684.3
Income from discontinued operations, net of tax (3)	990.0	—	1,030.0	—

Net income	$1,292.3	$215.9	$1,944.4	$684.3

Shareholders’ equity			$9,084.6	$7,692.0

(1)	The three months ended September 30, 2004 and September 30, 2003 include favorable development of prior-period health care cost estimates of approximately $22 million pretax (approximately $14 million after tax) and approximately $5 million pretax (approximately $3 million after tax), respectively, in the Health Care segment.

(2)	The nine months ended September 30, 2003 include $115.4 million pretax for the physician class action settlement.

(3)	Income from discontinued operations for the three and nine months ended September 30, 2004 includes approximately $740 million after tax, including interest, related to the Congressional Joint Committee on Taxation’s approval of a tax refund and $250 million related to the completion of certain Internal Revenue Service audits associated with businesses that were sold in the 1990s by the Company’s predecessor (former Aetna). Income from discontinued operations for the nine months ended September 30, 2004 also includes $40 million related to the completion of certain Internal Revenue Service audits associated with former Aetna.

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Summary of Results
($ in Millions)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2004	2003	2004	2003
Operating earnings, excluding other item and favorable development	$275.5	$204.1
Favorable development of prior-period health care cost estimates	14.0	3.0

Operating earnings, excluding other item	289.5	207.1	$880.9	$726.9
Physician class action settlement	—	—	—	(75.0)

Operating earnings, including other item	289.5	207.1	880.9	651.9
Net realized capital gains	12.8	8.8	33.5	32.4

Income from continuing operations (GAAP measure)	302.3	215.9	914.4	684.3
Income from discontinued operations (1)	990.0	—	1,030.0	—

Net income (GAAP measure)	$1,292.3	$215.9	$1,944.4	$684.3

Weighted average common shares — basic	151,150,515	153,458,074	152,738,969	152,544,189

Weighted average common shares — diluted	157,420,897	160,342,416	158,535,200	158,033,631

Summary of Results Per Common Share

Operating earnings, excluding other item and favorable development	$1.75	$1.27
Favorable development of prior-period health care cost estimates	.09	.02

Operating earnings, excluding other item	1.84	1.29	$5.56	$4.60
Physician class action settlement	—	—	—	(.47)

Operating earnings, including other item	1.84	1.29	5.56	4.13
Net realized capital gains	.08	.06	.21	.20

Income from continuing operations (GAAP measure)	1.92	1.35	5.77	4.33
Income from discontinued operations (1)	6.29	—	6.50	—

Net income (GAAP measure)	$8.21	$1.35	$12.27	$4.33

Shareholders’ equity (2)			$61.53	$50.40

(1)	Income from discontinued operations for the three and nine months ended September 30, 2004 includes approximately $740 million after tax, including interest, related to the Congressional Joint Committee on Taxation’s approval of a tax refund and $250 million related to the completion of certain Internal Revenue Service audits associated with businesses that were sold in the 1990s by the Company’s predecessor (former Aetna). Income from discontinued operations for the nine months ended September 30, 2004 also includes $40 million related to the completion of certain Internal Revenue Service audits associated with former Aetna.

(2)	Actual common shares outstanding were 147.7 million at September 30, 2004 and 152.6 million at September 30, 2003.

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Segment Information (1)
($ in Millions)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2004	2003	2004	2003
Health Care:
Total revenue	$4,367.2	$3,828.1	$12,740.1	$11,450.9

Selling expenses	$161.0	$123.9	$463.6	$382.7
General and administrative expenses	767.3	804.9	2,311.8	2,458.8

Operating expenses, excluding physician class action settlement	928.3	928.8	2,775.4	2,841.5
Physician class action settlement	—	—	—	115.4

Total operating expenses (GAAP measure)	$928.3	$928.8	$2,775.4	$2,956.9

Operating earnings, excluding other item and favorable development	$254.1	$176.3
Favorable development of prior-period health care cost estimates	14.0	3.0

Operating earnings, excluding other item	268.1	179.3	$820.5	$648.3
Physician class action settlement	—	—	—	(75.0)

Operating earnings, including other item	268.1	179.3	820.5	573.3
Net realized capital gains	7.0	3.0	12.7	16.9

Net income (GAAP measure)	$275.1	$182.3	$833.2	$590.2

Group Insurance:
Total revenue	$492.2	$448.0	$1,440.8	$1,364.9

Selling expenses	$17.0	$12.5	$47.5	$40.9
General and administrative expenses	39.3	40.1	114.7	119.4

Total operating expenses	$56.3	$52.6	$162.2	$160.3

Operating earnings	$30.5	$33.4	$88.5	$101.4
Net realized capital gains	3.6	5.4	13.8	9.0

Net income (GAAP measure)	$34.1	$38.8	$102.3	$110.4

Large Case Pensions:
Total revenue	$180.1	$193.0	$554.9	$585.8

Operating earnings	$7.7	$11.0	$21.7	$27.2
Net realized capital gains	2.2	.4	7.0	6.5

Net income (GAAP measure)	$9.9	$11.4	$28.7	$33.7

Corporate Interest:
Interest expense, net of tax	$16.8	$16.6	$49.8	$50.0

Total Company:
Total revenue	$5,039.5	$4,469.1	$14,735.8	$13,401.6

Selling expenses	$178.0	$136.4	$511.1	$423.6
General and administrative expenses	811.7	849.3	2,441.6	2,592.2

Operating expenses, excluding physician class action settlement	989.7	985.7	2,952.7	3,015.8
Physician class action settlement	—	—	—	115.4

Total operating expenses (GAAP measure)	$989.7	$985.7	$2,952.7	$3,131.2

(1)	Revenue and operating expense information is presented before income taxes. Operating earnings information is presented net of income taxes.

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Enrollment
(Members in Thousands)

	September 30,	September 30,	December 31,	June 30,
	2004	2003	2003	2004
Medical Membership:
Commercial	13,358	12,779	12,783	13,229
Medicare	99	107	105	100
Medicaid	113	116	114	110

Total Medical Membership	13,570	13,002	13,002	13,439

Dental Membership	11,636	10,985	10,942	11,428

Pharmacy Membership (1)	8,323	7,313	7,521	8,148

Group Insurance Membership	13,287	12,053	12,288	12,594

Aetna HealthFund® (2)	212	43	44	197

Operating Margins
($ in Millions)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2004	2003	2004	2003
Reconciliation to Income from continuing operations before income taxes:
Operating earnings before income taxes, excluding interest expense, amortization of other acquired intangible assets, other item and favorable development (A)	$465.3	$354.6
Favorable development of prior-period health care cost estimates	22.0	5.0

Operating earnings before income taxes, excluding interest expense, amortization of other acquired intangible assets and other item (B)	487.3	359.6	$1,489.8	$1,250.9
Interest expense	(25.9)	(25.6)	(76.6)	(77.0)
Amortization of other acquired intangible assets	(9.3)	(12.7)	(34.7)	(38.1)
Physician class action settlement (other item)	—	—	—	(115.4)
Net realized capital gains	19.6	13.5	51.5	49.8

Income from continuing operations before income taxes (C) (GAAP measure)	$471.7	$334.8	$1,430.0	$1,070.2

Reconciliation to Income from continuing operations:
Operating earnings, excluding interest expense, amortization of other acquired intangible assets, other item and favorable development (D)	$298.4	$228.9
Favorable development of prior-period health care cost estimates, net of tax	14.0	3.0

Operating earnings, excluding interest expense, amortization of other acquired intangible assets and other item (E)	312.4	231.9	$953.3	$801.6
Interest expense, net of tax	(16.8)	(16.6)	(49.8)	(50.0)
Amortization of other acquired intangible assets, net of tax	(6.1)	(8.2)	(22.6)	(24.7)
Physician class action settlement, net of tax (other item)	—	—	—	(75.0)
Net realized capital gains, net of tax	12.8	8.8	33.5	32.4

Income from continuing operations (F) (GAAP measure)	$302.3	$215.9	$914.4	$684.3

Reconciliation of Revenue:
Revenue, excluding net realized capital gains (G)	$5,019.9	$4,455.6	$14,684.3	$13,351.8
Net realized capital gains	19.6	13.5	51.5	49.8

Total revenue (H) (GAAP measure)	$5,039.5	$4,469.1	$14,735.8	$13,401.6

Total Company Operating Margins:
Pretax operating margin (B)/(G)	9.7%	8.1%	10.1%	9.4%
Pretax operating margin — Adjusted (A)/(G)	9.3%	8.0%
Pretax operating margin (C)/(H) (GAAP measure)	9.4%	7.5%	9.7%	8.0%
After-tax operating margin (E)/(G)	6.2%	5.2%	6.5%	6.0%
After-tax operating margin — Adjusted (D)/(G)	5.9%	5.1%
After-tax operating margin (F)/(H) (GAAP measure)	6.0%	4.8%	6.2%	5.1%

(1)	Pharmacy membership includes 7,896; 7,125; 7,244 and 7,743 thousand members receiving pharmacy benefit management services and 427; 188; 277 and 405 thousand members who purchased medications through Aetna’s mail order pharmacy during the quarterly period at September 30, 2004; September 30, 2003; December 31, 2003 and June 30, 2004, respectively .

(2)	Represents Aetna’s consumer-directed membership included in Commercial medical membership.

Aetna/13

Health Care Medical Cost Ratios (1)
($ in Millions)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2004	2003	2004	2003
Health Care Premiums:
Health Care Risk (A)	$3,786.6	$3,301.7	$10,992.4	$9,846.8
Commercial Risk (B)	$3,545.7	$3,078.5	$10,282.9	$9,168.3
Medicare (C)	$240.9	$223.2	$709.5	$678.5
Health Care Costs:
Health Care Risk
Health care costs (D) (GAAP measure)	$2,994.3	$2,598.0	$8,611.2	$7,519.3
Favorable development of prior-period health care cost estimates	22.0	5.0

Health care costs — Adjusted (E)	$3,016.3	$2,603.0

Commercial Risk
Health care costs (F) (GAAP measure)	$2,786.6	$2,406.7	$8,005.0	$6,943.5
Favorable development of prior-period health care cost estimates	20.0	—

Health care costs — Adjusted (G)	$2,806.6	$2,406.7

Medicare
Health care costs (H) (GAAP measure)	$207.7	$191.4	$606.1	$576.2
Favorable development of prior-period health care cost estimates	2.0	5.0

Health care costs — Adjusted (I)	$209.7	$196.4

Health Care Medical Cost Ratios:
Health Care Risk (D)/(A) (GAAP measure)	79.1%	78.7%	78.3%	76.4%
Health Care Risk — Adjusted (E)/(A)	79.7%	78.8%
Commercial Risk (F)/(B) (GAAP measure)	78.6%	78.2%	77.8%	75.7%
Commercial Risk — Adjusted (G)/(B)	79.2%
Medicare (H)/(C) (GAAP measure)	86.2%	85.8%	85.4%	84.9%
Medicare — Adjusted (I)/(C)	87.0%	88.0%

(1)	Health Care Risk includes all medical and dental risk products. Commercial Risk includes all medical and dental risk products except Medicare and Medicaid. Risk includes all medical and dental products for which the Company assumes all or a majority of health care cost, utilization or other risk.